PART II-I-5-(3) (b) Record of Dividends Paid:
(Investor Shares)
89.55	Total Distributions (per share)
	Dollar	Yen
34th Fiscal Year (10/1/03-09/30/04)	0.855	87
35th Fiscal Year (10/1/04-09/30/05)	0.893	91
36th Fiscal Year (10/1/05-09/30/06)	1.287	131
37th Fiscal Year (10/1/06-09/30/07)	1.598	163
38th Fiscal Year (10/1/07-09/30/08)	1.260	129
39th Fiscal Year (10/1/08-09/30/09)	1.237	126
40th Fiscal Year (10/1/09-09/30/10)	0.821	84
41st Fiscal Year (10/1/10-09/30/11)	0.823	84
42nd Fiscal Year (10/1/11-09/30/12)	0.989	101
43rd Fiscal Year (10/1/12-09/30/13)	1.090	111
2013 February	0.000
March	0.172	18
April	0.000
May	0.000	0
June	0.199	20
July	0.000	0
August	0.000	0
September	0.182	19
October	0.000	0
November	0.000	0
December	0.885	90
2014 January	0.000	0